Exhibit 10.9
OASIS PETROLUEM INC.
2010 ANNUAL INCENTIVE COMPENSATION PLAN
May 17, 2010
SECTION 1
PURPOSE
     SECTION 1.1 Purpose. This 2010 Annual Incentive Compensation Plan (the “Plan”), effective as of the closing of the initial public offering (the “Effective Date”), is established by Oasis Petroleum Inc., a Delaware corporation (the “Company”), to create incentives and rewards that are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan permits the grant of Awards subject to the conditions set forth in the Plan.
SECTION 2
DEFINITIONS
     For purposes of this Plan, terms not otherwise defined in the Plan shall be defined as set forth below:
     SECTION 2.1 “Award” means a conditional right to receive annual cash incentive compensation granted under the Plan to an Employee or other Participant by the Plan Administrator for a calendar year pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Plan Administrator may establish.
     SECTION 2.2 “Board” means the Company’s Board of Directors.
     SECTION 2.3 “Cause” shall have the meaning given such term in any employment agreement between the Company and an Employee or, if an Employee is a participant in the Company’s Executive Change in Control and Severance Benefit Plan, the meaning given such term in that plan; provided, however, that if there is no existing employment agreement between the Company and an Employee and the Employee does not participate in the Company’s Executive Change in Control and Severance Benefit Plan, the term “Cause” shall mean, when used in connection with the termination of an Employee’s employment with the Company, the termination of the Employee’s employment by the Company on account of:
(i)	the willful and continued failure by the Employee to substantially perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a written demand for substantial performance has been delivered to the Employee by the Company or by the Employee’s supervisor, which demand identifies in reasonable detail the manner in which the Employee is believed to have not substantially performed his or her duties;

(ii)	the Employee’s willful and serious misconduct which has resulted in or could reasonably be expected to result in material injury to the business, financial condition or reputation of the Company;

(iii)	the Employee’s conviction of, or entering of a plea of nolo contendere to, a crime that constitutes a felony or serious misdemeanor; or

(iv)	the breach by the Employee of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company.
     SECTION 2.4 “Change in Control” means the occurrence of any of the following events:
(i)	The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by any Person, of 50% or more of either (x) the then outstanding shares of the Company’s Common Stock, par value $0.001 per share (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     SECTION 2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
     SECTION 2.6 “Committee” means a committee of two or more directors designated by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be an “outside director” within the meaning of Treasury Regulation §1.162 27 under section 162(m) of the Code, except to the extent administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code.
     SECTION 2.7 “Covered Employee” means an Employee who is a Covered Employee as specified in Section 6 of this Plan.
     SECTION 2.8 “Employee” means any employee (including, without limitation, officers and directors who are also employees) of the Company who provides services to the Company or any subsidiary or affiliated entity thereof as a common law employee and whose remuneration is subject to the withholding of federal income tax pursuant to section 3401 of the Code. Employee shall not include any individual (A) who provides services to the Company or any subsidiary or affiliated entity thereof under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (B) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to section 3401 of the Code even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding. Leased employees shall not be treated as Employees under this Plan.
     SECTION 2.9 “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date, and any individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.
     SECTION 2.10 “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Exchange Act, provided that “registrant” as used in Rule 12b-2 shall mean the Company), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”
SECTION 3
ADMINISTRATION
     SECTION 3.1 Plan Administrator. This Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan (the “Plan Administrator”). The Plan Administrator shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to such agents as it may appoint from time to time, provided the Plan Administrator may not delegate its duties where such delegation would violate state corporate law or with respect to making Awards to, or otherwise with respect to Awards granted to, individuals who are Covered Employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code.
     SECTION 3.2 Powers of the Plan Administrator. Subject to Section 3.3, the Plan Administrator shall have complete authority and power to interpret the Plan, select Employees and other individuals to be granted Awards, select performance measures and performance goals, determine a Participant’s right to an Award and the amount of the Award, determine the time or times when Awards will be made, determine the form of an Award and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, and take all other actions necessary or desirable for the administration of the Plan including, but not limited to, prescribing, amending and rescinding rules relating to administration of the Plan. All actions of the Plan Administrator shall be final and binding upon all Participants.
     SECTION 3.3 Determination of Company Performance. With respect to all Participants, the Board or Committee shall be solely responsible for determining the extent to which any performance goals tied to the performance of the Company as a whole have been met.

SECTION 4
PARTICIPANTS
     SECTION 4.1 Participants. The Plan Administrator shall determine and designate the Employees of the Company and any of its subsidiaries, and other persons who provide services to the Company or any of its subsidiaries, who will receive an Award under the Plan for a specified calendar year (the “Participants”). The grant of any Award hereunder shall not create a claim for any future Awards.
SECTION 5
AWARD DETERMINATION
     SECTION 5.1 Establishment of Awards. For each calendar year, the Plan Administrator shall determine the Participants in the Plan who will receive Awards, shall select one or more performance measures, shall establish the performance goals with respect to each selected performance measure, and shall establish the Award opportunities and other terms of the Award to be made to each Participant. The selected performance measures and goals may be different for different Participants.
     SECTION 5.2 Adjustments in Performance Goals. The Plan Administrator may adjust the performance goals established for a particular calendar year to account for extraordinary events which may affect the determination of performance, in order to avoid distortions in the operation of the Plan. Such events may include, without limitation, special charges and other extraordinary items or significant acquisitions or divestitures.
     SECTION 5.3 Determination of Awards Earned. Subject to Section 3.3, after the end of the calendar year, the Plan Administrator shall determine the extent to which the applicable performance goals have been satisfied and the amount, if any, payable to the Participant pursuant to his or her Award by reason of such performance. The Plan Administrator may, at its discretion, increase, decrease or eliminate the Award for a Participant based on its assessment of the Participant’s individual performance, subject to Section 6 with respect to Awards to Covered Employees.
     SECTION 5.4 Termination of Employment. The Plan Administrator shall have full authority in its discretion to determine whether an Employee whose employment terminates for any reason other than for Cause during a calendar year shall receive any payment pursuant to an Award for that calendar year and, if so, the amount of such payment; provided, that, with respect to Awards to Covered Employees that are intended to constitute “performance based compensation” within the meaning of section 162(m) of the Code, the Plan Administrator shall not take any action in this regard that would cause any such Award to fail to so qualify. Employees who are terminated for Cause will not be eligible to receive an Award payment.
SECTION 6
AWARDS TO COVERED EMPLOYEES

     SECTION 6.1 Awards Granted to Designated Covered Employees. If the Plan Administrator determines that an Award to be granted to an Employee who is designated by the Plan Administrator as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, such Award shall be subject to the terms set forth in this Section 6, notwithstanding any contrary term otherwise provided in this Plan.
     SECTION 6.2 Performance Goals Generally. The performance goals for Awards subject to this Section 6 shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Plan Administrator consistent with this Section 6.2. Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Plan Administrator result in the achievement of performance goals being “substantially uncertain” at the time the Plan Administrator actually establishes the performance goal or goals. The Plan Administrator may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the payment of such Awards. Performance goals may differ for Awards granted to any one Participant or to different Participants. In establishing or adjusting a performance goal, the Plan Administrator may exclude the impact of any of the following events or occurrences which the Plan Administrator determines should appropriately be excluded: (i) any amounts accrued by the Company or its subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (ii) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (iii) asset write-downs; (iv) litigation, claims, judgments or settlements; (v) the effect of changes in tax law or other such laws or regulations affecting reported results; (vi) accruals for reorganization and restructuring programs; (vii) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (viii) any change in accounting principle as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (ix) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (x) goodwill impairment charges; (xi) operating results for any business acquired during a specified calendar year; (xii) third party expenses associated with any acquisition by the Company or any subsidiary; and (xiii) any other extraordinary events or occurrences identified by the Plan Administrator.
     SECTION 6.3 Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Plan Administrator in establishing performance goals for Awards that are subject to this Section 6: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow from operations; (v) increase in cash flow return; (vi) return on net assets; (vii) return on assets; (viii) return on investment; (ix) return on capital; (x) return on equity; (xi) economic value added; (xii) operating margin; (xiii) contribution margin; (xiv) net income; (xv) net income per share; (xvi) pretax earnings; (xvii)

pretax earnings before interest, depreciation and amortization; (xviii) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xix) total stockholder return; (xx) debt reduction; (xxi) market share; (xxii) change in the fair market value of the Company’s stock; (xxiii) operating income; (xxiv) reserve growth; (xxv) reserve replacement; (xxvi) production growth; (xxvii) finding/ development costs; (xxviii) lease operating expense; and (xxix) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Plan Administrator including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.
     SECTION 6.4 Individual Performance Criteria. Payment of Awards subject to this Section 6 may also be contingent upon individual performance goals established by the Plan Administrator, including individual business objectives and criteria specific to an individual’s position and responsibility with the Company or its subsidiaries. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.
     SECTION 6.5 Time for Establishing Performance Goals. Performance goals applicable to Awards subject to this Section 6 shall be established not later than 90 days after the beginning of the calendar year applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.
     SECTION 6.6 Payout of Awards. After the end of each applicable calendar year, the Plan Administrator shall determine the amount of any Award that is subject to this Section 6 payable to each Participant. The Committee may, in its discretion, reduce the amount of a payment otherwise to be made in connection with an Award that subject to this Section 6, and/or adjust the amount of a payment otherwise to be made in connection therewith to reflect the events or occurrences set forth in Section 6.2, but may not exercise discretion to increase any such amount in the case of an Award intended to qualify as “performance-based compensation” under section 162(m) of the Code. The Committee shall specify the circumstances in which such an Award shall be paid or forfeited in the event of termination of employment by an Employee prior to the end of the applicable calendar year or payment of such Award; provided, that, with respect to Awards intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code, the Plan Administrator shall not take any action in this regard that would cause any such Award to fail to so qualify.
     SECTION 6.7 Written Determinations. All determinations by the Plan Administrator as to the establishment of performance goals, the amount of any Award, and the achievement of performance goals relating to and final payment of Awards under this Section 6 shall be made in writing in the case of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code. The Plan Administrator may not delegate any responsibility relating to such Awards.
     SECTION 6.8 Status of Awards under Section 162(m) of the Code. It is the intent of the Company that Awards under this Section 6 granted to Employees who are designated by the Plan Administrator as likely to be Covered Employees within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Plan Administrator, constitute

“performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 6, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Plan Administrator cannot determine with certainty whether a given Employee will be a Covered Employee with respect to a calendar year that has not yet been completed, the term “Covered Employee” as used herein shall mean only an Employee designated by the Plan Administrator, at the time of grant of an Award, who is likely to be a Covered Employee with respect to that calendar year. If any provision of this Plan as in effect on the date of adoption of any agreements relating to Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding anything to the contrary in this Section 6.8 or elsewhere in this Plan, the Company intends to rely on the transition relief described in Treasury Regulation §1.162-27(f), and hence the deduction limitation imposed by section 162(m) of the Code shall not be applicable to the Company until the earliest to occur of (i) the material modification of the Plan within the meaning of Treasury Regulation § 1.162-27(b)(1)(iii); or (ii) the first meeting of stockholders of the Company at which directors are to be elected that occurs after December 31, 2013 (the “Transition Period”), and during the Transition Period, Awards to Covered Employees shall only be required to comply with the transition relief described in this Section 6.8.
SECTION 7
PAYMENT OF INCENTIVE AWARD
     SECTION 7.1 Payment of Awards. Each Participant shall be paid his or her Award, to the extent earned (as determined by the Plan Administrator in its sole discretion), for the respective calendar year in the form of a cash payment as soon as reasonably practicable following the date on which the amount payable under the Award is determined by the Plan Administrator, but in no event will any such payment be made later than March 15th of the calendar year following the calendar year to which such Award relates.
     SECTION 7.2 Payment Upon Change in Control. Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company, the target Award amount that a Participant is eligible to earn for the calendar year in which the Change in Control occurs shall be deemed earned by such Participant and shall be paid to such Participant in cash within 30 days after the date of the Change in Control.
SECTION 8
GENERAL
     SECTION 8.1 Amendment or Termination of Plan. The Board or Committee may at any time suspend or terminate the Plan, in whole or in part, or revise or amend it in any respect whatsoever. Nothing herein shall restrict the Plan Administrator’s ability to exercise its discretionary authority pursuant to Section 3 hereof, which discretion may be exercised without amendment to the Plan. However, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights to receive any benefits accrued hereunder prior to the effective date of such amendment, suspension or termination. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.
     SECTION 8.2 Incapacity of Participant. If the Plan Administrator finds that any Participant to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) at the discretion of the Plan Administrator, may be paid to the spouse, child, parent, brother or sister of such Participant or to any person whom the Plan Administrator has determined has incurred expense for such Participant. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.
     SECTION 8.3 No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Employee any right to continued employment with the Company nor interfere in any way with the right of the Company to terminate the employment of such Employee at any time or to increase or decrease the compensation of the Employee.
     SECTION 8.4 No Right to an Award. Nothing contained in the Plan shall be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.
     SECTION 8.5 Nonassignment. The right of a Participant to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.
     SECTION 8.6 Withholding Taxes. Appropriate taxes shall be withheld from all payments made to Participants pursuant to this Plan.
     SECTION 8.7 Unfunded Obligations. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation.
     SECTION 8.8 Applicable Law. Except to the extent superseded by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Texas.